UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 6, 2015

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas		77046
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 350-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

As previously disclosed, on August 13, 2015, Hercules Offshore, Inc. (“Hercules” or the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under the provisions of Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under In re Hercules Offshore, Inc., et al. (Case No. 15-11685).

The Joint Pre-Packaged Plan of Reorganization (as amended and supplemented, the “Plan”) was previously filed and is incorporated hereby by reference as Exhibit 2.2. A copy of the order confirming the Plan (the “Confirmation Order”) was previously filed and is incorporated by reference as Exhibit 2.1.

On November 6, 2015 (the “Effective Date”) the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 Cases.

Item 1.01. Entry into a Material Definitive Agreement

New Credit Facility

On November 6, 2015 (the “Credit Agreement Closing Date”), the Company entered into a Credit Agreement among the Company, as borrower, its subsidiaries party thereto, as guarantors, Jefferies Finance LLC, as administrative agent and as collateral agent (in such capacities, the “Agent”), and the financial institutions party thereto, as lenders (the “Credit Agreement”). The Credit Agreement provides for a $450.0 million senior secured credit facility consisting entirely of term loans that were made on the Credit Agreement Closing Date. The loans were issued with 3.0% original issue discount, and $200.0 million (the “Escrowed Amount”) of the proceeds were placed into an escrow account pursuant to an Escrow Agreement dated as of the Credit Agreement Closing Date, among the Company, the Agent and Wilmington Trust, National Association, and will be released pursuant to the terms thereof (the “Escrow Conditions”). The Escrowed Amount is to be used to finance the remaining installment payment on the Hercules Highlander and the expenses, costs and charges related to the construction and purchase of the Hercules Highlander. The remaining proceeds of the loans are being used to consummate the Plan, fund fees and expenses in connection therewith, and to provide for working capital and other general corporate purposes of the Company and its subsidiaries. All loans under the Credit Agreement mature on May 6, 2020.

The Company may voluntarily prepay loans under the Credit Agreement, subject to customary notice requirements and minimum prepayment amounts, the payment of LIBOR breakage costs, if any, and (i) if such prepayment is made prior to the third anniversary of the Credit Agreement Closing Date, a prepayment premium of 3.0% of the principal amount of the loans being prepaid plus the present value of the sum of all required payments of interest on the aggregate principal amount of the loans being prepaid through the third anniversary of the Credit Agreement Closing Date, (ii) if such prepayment is made after the third anniversary of the Credit Agreement Closing Date but on or prior to the fourth anniversary of the Credit Agreement Closing Date, a prepayment premium of 3.0% of the aggregate principal amount of the loans being prepaid and (iii) if such prepayment is made after the fourth anniversary of the Credit Agreement Closing Date, without premium or penalty.

The Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with (i) the net proceeds of certain asset sales and casualty events, subject to certain reinvestment rights, (ii) the net proceeds of certain equity issuances, subject to certain exceptions, including with respect to equity issuances used to finance acquisitions, (iii) the net proceeds of debt issuances not permitted by the Credit Agreement, (iv) any cancellation, termination or other fee received in connection with the cancellation or termination of the construction contract or drilling contract for the Hercules Highlander, and (v) the Escrowed Amount if the Escrow Conditions are not satisfied. No prepayment premium is payable in connection with any of these mandatory prepayments, unless the mandatory prepayment is a result of the issuance of debt not permitted by the Credit Agreement. In addition, if a change of control (as defined in the Credit Agreement) occurs, each lender will have the right to require the Company to prepay its loans at 101% of the principal amount of the loans requested to be prepaid.

Loans under the Credit Agreement bear interest, at the Company’s option, at either (i) the ABR (the highest of the prime rate, the federal funds rate plus 0.5%, the one-month LIBOR rate plus 1.0%, and 2.0%), plus an applicable margin of 8.50%, or (ii) the LIBOR rate plus an applicable margin of 9.50% per annum. The LIBOR rate includes a floor of 1.0%. In connection with entering into the Credit Agreement, the Company paid to the original commitment parties a put option premium equal to 2.0% of each such commitment party’s commitment (one half of such fee was paid upon execution of the commitment letter, and the remaining half of such fee was paid on the Credit Agreement Closing Date), and the Company paid certain administrative and other fees to the Agent.

The Credit Agreement contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	pay dividends or make other distributions to equity holders;

•	prepay subordinated debt or unsecured debt;

•	make other restricted payments or investments (including investments in subsidiaries that are not guarantors);

•	consolidate, merge or transfer all or substantially all of its assets;

•	sell assets;

•	engage in transactions with its affiliates;

•	modify or terminate any material agreement;

•	enter into agreements that restrict dividends or other transfers of assets by restricted subsidiaries; and

•	engage in any new line of business.

These covenants are subject to a number of important qualifications and limitations. In addition, the Company has to maintain compliance with (i) a maximum senior secured first lien leverage ratio (as defined in the Credit Agreement, being generally computed as the ratio of secured first lien debt to consolidated net income before interest, taxes, depreciation and amortization, which EBITDA amount will be annualized for any test period during 2017) commencing from the fiscal quarter ending March 31, 2017 and (ii) a minimum liquidity amount, consisting of unrestricted cash and cash equivalents, commencing from the Credit Agreement Closing Date. The maximum secured leverage ratio is 6.0 to 1.0 for the fiscal quarter ending March 31, 2017, 5.0 to 1.0 for the fiscal quarter ending June 30, 2017, 4.0 to 1.0 for the fiscal quarter ending September 30, 2017, and 3.50 to 1.0 for the fiscal quarter ending December 31, 2017 and thereafter. The minimum liquidity is $100.0 million for the period beginning on the Credit Agreement Closing Date and ending on June 30, 2016, $75.0 million for the period beginning July 1, 2016 and ending December 31, 2016, $50.0 million for the period beginning January 1, 2016 and ending June 30, 2017, and $25.0 million for the period beginning July 1, 2017 and thereafter.

The Company’s obligations under the Credit Agreement are guaranteed by substantially all of its domestic and foreign subsidiaries, and the obligations of the Company and the guarantors are secured by liens on substantially all of their respective assets, including their current and future vessels (including the Hercules Highlander when it is delivered), bank accounts, accounts receivable, and equity interests in subsidiaries.

Upon an event of default under the Credit Agreement, the Agent may, or at the direction of lenders holding a majority of the loans under the Credit Agreement shall, declare all amounts owing under the Credit Agreement to be due and payable. In addition, upon an event of default under the Credit Agreement the Agent is empowered to exercise all rights and remedies of a secured party and foreclose upon the collateral securing the Credit Agreement, in addition to all other rights and remedies under the security documents described in the Credit Agreement. Upon any acceleration of the loans under the Credit Agreement, the prepayment premiums described above that are otherwise applicable to voluntary prepayments shall become due and payable to the lenders.

The foregoing description of the Credit Agreement is not complete and is qualified by reference to the complete document. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Warrant Agreement

General. On the Effective Date, the Company entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer and Trust Company, LLC (the “Warrant Agent”). The below description of the Warrant Agreement is qualified in its entirety by reference to the Warrant Agreement, which is incorporated by reference herein. A copy of the Warrant Agreement is attached hereto as Exhibit 4.1.

In accordance with the Plan, the Company will issue warrants (the “Warrants”) to the holders of certain HERO Equity Interests (as defined in the Plan) (the “Initial Beneficial Holders”), totaling 5,000,000 Warrants outstanding, exercisable until the Expiration Date, to purchase up to an aggregate of 5,000,000 shares of New Common Stock (as defined below) at an initial exercise price of $70.50 per share. All unexercised Warrants shall expire, and the rights of Initial Beneficial Holders of such Warrants to purchase New Common Stock shall terminate at the close of business on the first to occur of (i) November 8, 2021 or (ii) the date of completion of (A) any Affiliated Asset Sale or (B) a Change of Control.

No Rights As Stockholders. Pursuant to Article 5, Section 5.01 of the Warrant Agreement, nothing contained in the Warrant Agreement shall be construed as conferring upon any holder of Warrants, by virtue of holding or having a beneficial interest in the Warrants, the right to vote, to consent, to receive any Cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of shares of New Common Stock, or to exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such holder of Warrants becomes a holder of record of shares of New Common Stock issued upon settlement of Warrants.

Adjustments. The number of shares of New Common Stock for which a Warrant is exercisable, and the exercise price per share of such Warrant are subject to adjustment from time to time pursuant to Article 4 of the Warrant Agreement upon the occurrence of certain events including the issuance of a dividend to all holders of shares of New Common Stock (such exercise price, as adjusted, the “Exercise Price”), the payment in respect to any tender offer or exchange offer by the Company for shares of New Common Stock, or the occurrence of a Reorganization Event (as defined in the Warrant Agreement).

Reorganization Event. Upon the occurrence of certain events constituting a Fundamental Equity Change (other than a Non-Affiliate Combination) or a reorganization, recapitalization, reclassification, consolidation, merger or similar event as a result of which the New Common Stock would be converted into, changed into or exchanged for, stock, other securities, other property or assets (including Cash or any combination thereof), each holder of a Warrant will have the right to receive, upon exercise of a Warrant, an amount of securities, Cash or other property received in connection with such event with respect to or in exchange for the number of shares of New Common Stock for which such Warrant is exercisable immediately prior to such event.

Net Share Settlement. The Warrant permits a Warrant holder to elect to exercise the Warrant such that no payment of Cash will be required in connection with such exercise (“Net Share Settlement”). If Net Share Settlement is elected, the Company shall deliver, without any Cash payment therefor, a number of shares of New Common Stock equal to the quotient determined by dividing (i) the Fair Value (as of the Exercise Date) of the number of shares of New Common Stock deliverable pursuant to Full Physical Settlement minus the Exercise Price that would be payable pursuant to Full Physical Settlement by (ii) the Fair Value determined pursuant to the above clause (i).

Item 1.02. Termination of a Material Definitive Agreement

In accordance with the Plan, on the Effective Date all of the obligations of the Debtors with respect to the following indebtedness were cancelled (collectively, the “Senior Notes”):

•	7.375% senior notes due March 1, 2018;

•	10.250% senior notes due April 1, 2019;

•	8.75% senior notes due July 15, 2021;

•	7.50% senior notes due October 1, 2021;

•	6.75% senior notes due April 1, 2022; and

•	3.375% convertible senior notes due 2038.

On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Senior Notes, the guarantees, the Senior Notes indentures and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any claim or equity interest (except as provided under the Plan), were cancelled as to the Debtors and their affiliates, and the reorganized Debtors and their affiliates ceased to have any obligations thereunder.

Item 1.03 Bankruptcy or Receivership

On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 Cases. Information as to the assets and liabilities of the Company as of the most recent practicable date is incorporated by reference to the consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which was filed with the SEC on November 5, 2015.

Item 3.02. Unregistered Sales of Equity Securities

On the Effective Date, the Company will distribute (a) New Common Stock (as defined below) to creditors of the Company and its debtor affiliates and (b) New Common Stock and Warrants to stockholders of the Company, in each case in accordance with the Plan. On the Effective Date, the Company issued the following:

•	20,000,000 shares of new common stock, par value $0.01 per share (the “New Common Stock”)

•	Warrants to purchase 5,000,000 shares of New Common Stock

The New Common Stock and the Warrants were issued under the Plan pursuant to an exemption from the registration requirements of the Securities Act under Section 1145 of the Bankruptcy Code.

Item 3.03. Material Modification to the Rights of Securities Holders

The information set forth in Item 1.02 above and the information set forth in Item 5.03 below are incorporated into this Item 3.03 by reference.

Item 5.01. Changes in Control of Registrant

As a result of the distributions of the New Common Stock and the Warrants and the cancelation of the HERO Equity Interests pursuant to the Plan, holders of the Senior Notes received 96.9% of the New Common Stock and holders of certain Equity Interests received 3.1% of the New Common Stock and Warrants.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors.

As of the Effective Date, the following directors have departed the Company’s board of directors (the “Board”) in connection with the Company’s emergence from chapter 11 proceedings and pursuant to the Plan: Thomas N. Amonett, Thomas R. Bates, Jr., Thomas M Hamilton, Thomas J. Madonna, F. Gardner Parker, Thierry Pilenko and Steven A. Webster.

Prior to the departure of these Directors, Mr. Bates served as Chairman of the Board and sat on the Audit Committee; Mr. Amonett served as the Chairman of the Nominating and Governance Committee; Mr. Hamilton served as Chairman of the Compensation Committee; Mr. Madonna served as the Chairman of the Audit Committee and sat on the Nominating and Governance Committee; Mr. Parker sat on the Audit Committee and the Compensation Committee; Mr. Pilenko sat on the Compensation Committee; and Mr. Webster sat on the Nominating and Governance Committee.

Appointment of Directors.

On the Effective Date, the Board will consist of seven members. Pursuant to the Plan, John T. Rynd, the Company’s CEO, will continue as a director along with six directors designated under the Plan.

On the Effective Date, pursuant to the Plan, the Company’s Board consisted of Lawrence Dickerson (serving as Chairman of the Board), David Brown, Jon Cole, Eugene Davis, Gary Hanna, Tariq Osman and John Rynd. David Brown, Jon Cole and Tariq Osman will serve on the Company’s Audit Committee. Eugene Davis, Gary Hanna and Tariq Osman will serve on the Company’s Compensation Committee.

Lawrence Dickerson (62): Mr. Dickerson is the former Chief Executive Officer of Diamond Offshore Drilling, Inc., a deep water offshore drilling company with approximately $3 billion in revenue in 2014. He has served or continues as a director of three public companies, Oil States International, Inc. for which he is also a member of the audit committee; Murphy Oil Corp., for which he has served as a member of the nominating and governance and audit committees; and Global Industries Ltd., for which he served as the chairman of the compensation committee and the audit committee.

David Brown (72): Mr. Brown has over forty years of experience in the oilfield services and products business. His experience also includes the exploration and production side of the energy business. He is presently the Chairman of the board of directors for the Layne Christensen Company, a U.S. based, publicly traded global water management, construction and drilling company, providing responsible solutions for water, mineral and energy resources. He is also chair of the audit committee for EMCOR Group, Inc. Mr. Brown also served on the boards of Western Company of North America, Marine Drilling Companies, Inc. and Ensco PLC and was Chairman of Pride International, Inc. until its merger into Ensco PLC.

Jon Cole (62): Mr. Cole is the President and Chief Executive Officer of Sidewinder Drilling Inc., which owns and operates a fleet of premium land drilling rigs and provides contract drilling services to exploration and production companies targeting unconventional resource plays in North America. He previously served as a director and the President and Chief Executive Officer of Scorpion Offshore Ltd., an international offshore drilling company.

Eugene Davis (66): Mr. Davis is the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC. Since founding the firm in 1999, Mr. Davis has managed numerous debtor and creditor side restructuring assignments involving businesses in various industries including automotive; consumer products, retail and cataloging; financial services; healthcare and medical technology; industrial materials; manufacturing and distribution; media and entertainment; power, energy, oil, gas and mining; publishing; real estate; technology; telecommunications; and transportation and logistics. In addition, Mr. Davis has 35 years of experience in the oil and gas industry, including as an exploration and production attorney at Exxon Corporation and an international negotiator at Standard Oil Company (Indiana) (Amoco). Furthermore, over the last 25 years Mr. Davis has served as a member of the boards of directors of various U.S. and foreign companies doing business in the exploration and production, refining, drilling, pipeline and services industries.

Gary Hanna (57): Mr. Hanna has 35 years of experience in the energy exploration and production and service sectors with primary focus in the Mid-Continent and Gulf of Mexico regions. He most recently served as the Chairman, President and Chief Executive Officer of EPL Oil & Gas Inc., a publicly traded company based in Houston, Texas and New Orleans, Louisiana which was sold to Energy XXI in 2014 for $2.3 billion.

Tariq Osman (37): Mr. Osman is a Partner and Managing Director of Argand Partners, LLC, a private equity firm focused on investing in North American middle-market businesses. Previously he was a Managing Director at Castle Harlan where he worked on numerous investments across the energy and industrials sectors including Shelf Drilling. Prior to joining Castle Harlan, Mr. Osman worked with CHAMP Private Equity, where he focused on private equity transactions across a wide range of industries, including portfolio management work for International Energy Services, Blue Star Group, and Austar United Communications. Previously, Mr. Osman worked at McKinsey & Company as a management consultant. In this role, he advised clients in the oil and gas, mining, construction and telecommunications sectors on strategy and operational improvements. Mr. Osman began his career in Australia as an engineer at Gutteridge, Haskins & Davey, working on oil and gas, mining and government infrastructure projects. He holds an M.B.A. from the Wharton Graduate School of Business, a Masters of Engineering from the University of Adelaide and a Masters of Applied Finance from Macquarie University. Mr. Osman is a former director of Shelf Drilling, Caribbean Restaurants, International Energy Services and the Blue Star Group. He currently is a director of Gold Star Foods.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

In accordance with the Plan, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety. Each of the Company’s Second Amended and Restated Certificate of Incorporation (the

“Certificate of Incorporation”) and Second Amended and Restated Bylaws (the “Bylaws”) became effective on the Effective Date. The below descriptions of the Certificate of Incorporation and Bylaws are qualified in their entirety by reference to the full text of such documents, which are incorporated herein and attached hereto as Exhibits 3.1 and 3.2.

General. The Company has authority to issue 139,650,000 shares of New Common Stock. In addition, the Company has authority to issue 350,000 shares of preferred stock (the “Preferred Stock”) which will have such rights, powers and preferences as the Board shall determine.

Dividend Rights. Subject to applicable law and the rights, powers and preferences of any Preferred Stock (to the extent such stock is designated, issued and outstanding), dividends may be paid on the New Common Stock, as the Board of Directors shall from time to time determine, out of any assets of the Company available for such dividends.

Voting Rights. Subject to applicable law and the rights, powers and preferences of any Preferred Stock (to the extent such stock is designated, issued and outstanding), the holders of the New Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes. Any holder of New Common Stock of the Company having the right to vote at any meeting of the stockholders or of any class or series thereof shall be entitled to one vote for each share of stock held by him, provided that no holder of New Common Stock shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose. At all meetings of stockholders for the election of directors, a plurality of the votes cast by holders of shares entitled to vote in the election of directors at the meeting shall be sufficient to elect. Unless otherwise required by applicable law, the Certificate of Incorporation or the Bylaws for approval or ratification of any matter approved and recommended by the Board of Directors, the vote required for approval or ratification shall be a majority of the votes cast on the matter, voted for or against. Stockholders of the Company holding stock representing not less than the minimum number of votes needed to authorize or take an action at a meeting may authorize or take that action by written consent in lieu of a meeting.

No Board Classification. Directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders. Each director so elected shall hold office until the next annual meeting and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal. Furthermore, stockholders entitled to vote in an election of directors may remove any director from office at anytime, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote in the election of directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of New Common Stock, subject to applicable law and the rights, powers and preferences of any Preferred Stock (to the extent such stock is designated and issued), the holders of the New Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Company available for distribution to its stockholders.

Potential Trading Restrictions. The Certificate provides that if, prior to the fifth anniversary of the Company’s emergence from Chapter 11 protection both (i) the Market Capitalization (which means, as of any date means the Company’s then market capitalization calculated using the rolling 30-day weighted average trading price of the New Common Stock) of the Company has decreased (as adjusted for any extraordinary dividends, as determined in good faith by the Board) by at least 35% from the Emergence Date Market Capitalization (which means the Company’s market capitalization calculated using the weighted average trading price of the New Common Stock over the 30 day period following the date on which the Company emerges from Chapter 11 bankruptcy protection (the “Emergence Date”)) and (ii) at least 25 percentage points of “owner shift” has occurred with respect to the Company’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (collectively, “Section 382”) since the Company’s most recent “ownership change” as reasonably determined by the Company (in consultation with outside counsel) in accordance with Section 382, then the Board shall meet on an expedited basis to determine whether to impose restrictions on the trading of the Company’s stock in accordance with the provisions of Article Twelfth of the Certificate and to determine the definitive and ancillary terms of such restrictions. Any such imposition of restrictions shall require the affirmative vote of two-thirds (2/3) of all directors then in office and shall be announced promptly by a press release and the filing of a Form 8-K with the Securities and Exchange Commission.

The principal terms of such trading restrictions are:

•	Any acquisition of the Company’s stock by a person or entity who is not a 5% stockholder of the Company will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 5% stockholder of the Company, unless the acquisition of such stock (i) was previously approved in writing by the Board, or (ii) will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 5% stockholder whose stock acquisition had caused an owner shift) (a “Permitted Acquisition”).

•	Any person or entity that is a 5% stockholder of the Company shall not be permitted to acquire any additional stock of the Company without the prior written consent of the Board, unless the acquisition is a Permitted Acquisition. Any such acquisition of stock that is not a Permitted Acquisition will be null and void ab initio as to the purchaser. Any acquisition in violation of the limits in this bullet or the preceding one is referred to as a “Prohibited Transfer” and the securities so acquired as “Excess Securities.”

•	To the extent the Board determines that a Prohibited Transfer has occurred, then the recipient of any shares in a Prohibited Transfer (a “Purported Transferee”) shall, upon written demand by the Company, transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Company with respect to the Excess Securities (the “Prohibited Distributions”), to the previous stockholder that had purportedly transferred the Excess Securities in such Prohibited Transfer (the “Purported Transferor”) or, if such transfer is not possible for any reason, the Purported Transferee shall surrender all of the Excess Securities and Prohibited Distributions to the Company, to be issued or distributed, as the case may be, by the Company to the Purported Transferor.

•	All stockholders of the Company that have filed or would be required to file a Schedule 13D or 13G with the SEC with respect to the Company shall be required to provide the following information to the Company regarding such stockholder’s ownership of the Company’s stock: (i) the dates of the acquisition and disposition of all such stock, (ii) the amounts of such acquisitions and dispositions, and (iii) such other information as may be reasonably necessary for the Company to determine the effect of such acquisition or disposition on the Company’s net operating loss carryforward or as may be required by applicable law or regulation.

The Company shall announce by press release and the filing of a Form 8-K if its Board shall determine that trading restrictions are no longer required, or if the trigger provisions are no longer satisfied; provided, however, that if trading restrictions shall be imposed following a decline in the value of the Company’s market capitalization, any increase in the value of the Company’s stock shall not result in the lapse of such trading restrictions unless such increase (determined on a weighted average 30 day trading period) shall be at least 10% greater than the trigger price.

Other Rights. The New Common Stock will carry no preemptive or other subscription rights to purchase shares of the New Common Stock and will not be convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Except as described above under “Potential Trading Restrictions,” the New Common Stock will carry no restrictions on alienability and will contain no provisions discriminating against any existing or prospective stockholder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Confirmation Order for Joint Prepackaged Plan of Reorganization (incorporated by reference to Exhibit 2.1 to Form 8-K filed October 9, 2015)

2.2	Joint Prepackaged Plan of Reorganization (incorporated by reference to Exhibit A to Solicitation and Disclosure Statement filed as Exhibit 99.1 to Form 8-K filed July 14, 2015)

3.1	Second Amended and Restated Certificate of Incorporation of Hercules Offshore, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-A filed November 6, 2015).

3.2	Second Amended and Restated By-Laws of Hercules Offshore, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-A filed November 6, 2015).

4.1	Warrant Agreement between Hercules Offshore, Inc. and American Stock Transfer and Trust Company, LLC, as Warrant Agent, dated as of November 6, 2015 (incorporated by reference to Exhibit 4.1 to Form 8-A filed November 6, 2015).

10.1	Credit Agreement, dated as of November 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: November 6, 2015	By:	/s/ Beau M. Thompson
Beau M. Thompson
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

2.1	Confirmation Order for Joint Prepackaged Plan of Reorganization (incorporated by reference to Exhibit 2.1 to Form 8-K filed October 9, 2015)

2.2	Joint Prepackaged Plan of Reorganization (incorporated by reference to Exhibit A to Solicitation and Disclosure Statement filed as Exhibit 99.1 to Form 8-K filed July 14, 2015)

3.1	Second Amended and Restated Certificate of Incorporation of Hercules Offshore, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-A filed November 6, 2015).

3.2	Second Amended and Restated By-Laws of Hercules Offshore, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-A filed November 6, 2015).

4.1	Warrant Agreement between Hercules Offshore, Inc. and American Stock Transfer and Trust Company, LLC, as Warrant Agent, dated as of November 6, 2015 (incorporated by reference to Exhibit 4.1 to Form 8-A filed November 6, 2015).

10.1	Credit Agreement, dated as of November 6, 2015